Deloitte Haskins & Sells LLP

Chartered Accountants
Indiabulls Finance Centre
Tower 3, 27th-32nd Floor
Senapati Bapat Marg
Elphinstone Road (West)
Mumbai - 400 013
Maharashtra, India

Tel: +91 22 6185 4000
Fax: +91 22 6185 4001

Registration no.: 117366W/W-100018

Ref : I/200/1983

20 December 2019

Interups Inc.
645 Fifth Avenue, Suite 400,
New York, 10022, USA

Kind Attn: Laxmi Prasad, Chairman

Dear Mr. Laxmi Prasad,

Re: Engagement Letter

We thank you for giving an opportunity to Deloitte Haskins & Sells LLP ("DHS") to render advisory services to Interups Inc. ("Interups" or "Client" or "the Company") from Indian Tax and Regulatory Laws perspective.

The Services will be provided in accordance with and subject to the provisions of this engagement letter ("Engagement Letter") and the Tax Business Terms attached hereto (the Engagement Letter and the Tax Business Terms hereinafter are collectively referred to as "Contract").

A. BACKGROUND

- Interups Inc. ("Client") is a publicly listed company in USA engaged in the business of identifying and investing into business opportunities or transactions either directly or on behalf of its stakeholders, affiliates, associate concerns and clients.
- Client is proposing to organize and co-sponsor a INVIT/REIT in India for investing into the asset as Alternate Medicinal-Cum-Medical Tourism Hospitality Center either through a special purpose vehicle or acquiring an identified company engaged in owning and operating hotel(s) in India ('New Co').
- Client would be investing along with its customers, stakeholders, partners, affiliates and other investors in the INVIT/REIT and New Co.
- Client proposes to acquire New Co and has already identified prospective strategic investors, which are willing to invest in the SPVs and INVIT/REIT.
- In this regard, Client has approached DHS for the following services:

  1. Advisory on structuring of the INVIT/REIT entities from tax and regulatory laws considering tax efficiency, repatriation of profits etc. This will also include advising the Client on the investment holding structure and jurisdiction analysis for making investments into Indian companies (New Co, Investment Manager, Sponsor) and the INVIT/REIT ('Investment Holding Structure').
  2. Advisory on operations of entire structure considering implications under tax and regulatory laws.
  3. Assistance in setting up of INVIT/REIT and project management for implementation of the identified structure.

B. SCOPE OF SERVICES

Our scope of Services is as under:

Phase I - Advisory on holding/capital structure of SPVs
Under this phase, our scope of services would include the following:

- Evaluate options for holding/capital structure for the New Co including purchase of real estate properties, possible exit options for existing investors, unlocking value for stakeholders and tax and regulatory implications thereunder;
- Gain understanding of the stated objectives, key limitations and the key commercial aspects of the proposed exercise;

- Review of shareholders agreement;
- Review of Memorandum of Association (MOA) and Articles of Association (AOA) of New Co;
- Structuring of exit mechanism to proposed and existing shareholders from tax and regulatory perspective;
- Advise on tax and regulatory implications and tax costs associated with the structure options and assist in identifying the most efficient structure option;
- Assistance in providing road-map on holding/capital structure of New Co;
- Discussion with management on the above

Phase II – Advisory on conceptualization of INVIT/REIT operating structure

Under this phase, our scope of services would include the following:

- Understand the structure for the proposed INVIT/REIT, rationale and commercial objectives proposed to be achieved by the Client through perusal of documents, detailed communication / discussions and meetings with the Client;
- Identify, analyze and compare alternative structures to migrate identified assets into a INVIT/REIT;
- Identify the key issues from direct and indirect perspective for the investors, INVIT/REIT, related parties to the INVIT/REIT, investment manager, and investee companies and discussing the same with the Client including pro-con analysis, where ever applicable;
- Provide inputs in structuring the INVIT/REIT, to the extent applicable and commercially feasible, to ensure that the finalized structure is tax efficient for all the stakeholders;
- Provide implications from direct and indirect tax perspective for each leg of the set-up and operation of the INVIT/REIT for exchange of units for shares of investee companies, offer for sale, distributions, exits etc., in the hands of the various stakeholders – INVIT/REIT, investors, sponsor, manager, investee companies etc.;
- We will specifically focus on the following:
    - Choice of migrating New Co including Alternative Investment Fund ('AIF') / assets into INVIT/REIT;
    - Capital gains tax and minimum alternate tax ('MAT') impact on New Co / assets into a INVIT/REIT;
    - Implications relating to brought forward losses and depreciation;
    - Deemed income impact in the hands of the INVIT/REIT on such acquisition;
    - Capital gains tax and MAT impact in the hands of sponsors / other unit holders (exchanging shares of New Co in lieu of units) on future sale of INVIT/REIT units;
    - Tax leakages on future income-flows such as dividends and interest to sponsor and sponsor's shareholders;
    - Advising on alternative structures for distribution of free cash flows from New Co;
    - Advising on tax implication on interest payment in case funds are infused in the New Co by way of debt.
    - Goods & Service Tax implications on each leg of the transaction
    - Review of the tax assumptions in the financial model and cash flows as prepared by the Client / Consultants and provide our comments in relation to the same
    - Advise on the applicability and implications thereof of the relevant Double Taxation Avoidance Agreement ('DTAA') in the hands of the non-resident institutional investors.

Phase III – Implementation Assistance

Under this phase, our scope of services would include the following:

- End to end assistance from tax and regulatory perspective at the time of implementation of INVIT/REIT and acting as Project Manager;
- Review the transaction documents in relation to the INVIT/REIT such as offer document, trust deed, investment management and project management agreements, sale agreements, constitution documents, formative transaction documents, listing documents under SEBI Regulations etc.; from compliance, tax and regulatory perspective, including but not limited to:

i. Ensuring that the documents appropriately incorporate the proposed structure based on the outcome of our findings from compliance, regulatory and tax perspective for the entire Investment Holding Structure; and
ii. Coordinating with other intermediaries such as merchant bankers, lawyers etc., in finalizing the documents

- Attending time to time calls and meetings with various advisors to address queries that may arise from a tax perspective;
- Provide the 'tax consideration' section in the offer document encapsulating implications from tax perspective;
- Undertaking a bench-marking study in relation to the payments to be made by the INVIT/REIT to related parties such as Investment Manager, Project Manager etc.;
- Assistance in obtaining Trust Registration for INVIT/REIT;
- Assistance in filing application for registration of INVIT/REIT with SEBI and listing of INVIT/REIT units;
- Routine administrative assistance to the client in its follow-up with SEBI to understand the status of the applications filed, representation and assistance to the client in submission of information / clarifications to SEBI from time to time
- Assist in filing Form SMF (InVi) in respect of units by the INVIT/REIT Trust under FEMA

Phase IV – Project Management Services

Under this phase, our scope of services would include the following:

- Liaise, meeting, discussion and co-ordinate with merchant bankers, lawyers and other intermediaries as appointed by Client
- Assistance to Client in collecting necessary information and documents for implementation of INVIT/REIT structure
- To finalize detailed time line and action plan in co-ordination with Client team and other intermediaries
- Review and assistance in finalization of necessary documents for implementation of INVIT/REIT structure
- To monitor and update the Client about progress of the work of various intermediaries
- Advise Client on necessary compliance with applicable Securities laws in India), FEMA, FDI policy, Company Law and Tax laws in India)
- Discussion and calls with Clients and intermediaries from time to time for implementation of the INVIT/REIT structure
- Follow-up and liaise with Clients and intermediaries for operating the structure

Our services under all phases would be based on the following laws:

- Income-tax Act, 1961 and Income-tax Rules, 1962;
- Companies Act 2013;
- Relevant RBI / SEBI regulations;
- Relevant Double Taxation Avoidance Agreements entered into by India;
- Indian Trust Act;
- Goods and Services Tax Laws;
- Limited Liability Partnership Act, 2008;
- Stamp duty laws (to be confirmed by experts).

We will advise on the issues / queries that are raised by Interups from time to time. We shall rely on the information provided by the Client in respect of the scope of work mentioned above. We will not be responsible for delay, which may arise due to circumstances beyond our control. Client will be responsible for providing us with accurate and timely details/ information/ documents required by us from time to time.

We adopt an interactive approach in conducting such engagements, which involve discussion with the Client during the entire period of engagement to ensure that the exercise meets with the objectives of our clients. To this end and intent, we request you to keep us duly informed on a regular basis of events that take place including changes in ownership/ directorship, / company inbound / outbound investment, etc. This will enable us to advise on the laws mentioned above on a timely basis.

It is understood and agreed that the Services hereunder may include advice and recommendations, but all decisions in connection with the implementation of such advice and recommendations shall be the responsibility of, and made by, Client. Furthermore, Client shall be solely responsible for, among other things: (i) making all management decisions and performing all management functions; (ii) designating a competent employee, preferably within Client's senior management, to oversee the Services hereunder on behalf of Client; (iii) evaluating on behalf of Client the adequacy and results of the Services; (iv) accepting responsibility for results of the Services; and (v) establishing and maintaining internal controls, including, without limitation, monitoring of ongoing activities. In connection with the Services, DHS LLP shall be entitled to rely on all decisions and approvals of Client.

B. SCOPE LIMITATION

Our scope does not include –

- To perform any management functions, or make any management decisions or otherwise perform in a capacity equivalent to that of an agent of the company in India
- Preparation of Business plan and Business operations related inputs which will have to be provided by the Client.
- Acting as Merchant Banker/Lawyers/Intermediaries
- Providing any certificate as Statutory Auditors
- Post set-up advisory and compliances services
- Transfer Pricing benchmarking study
- Assistance in setting-up / review / testing of internal financial reporting control
- Representation before the tax authorities or any analysis required to be carried out in connection with the queries raised by the tax authorities
- Legal Advice or drafting of any legal agreements
- For the purpose of the assignment, we will rely on information provided by the client as complete and accurate without independent verification from the source document.

Our scope of work would not include anything not specifically mentioned in scope of work above.

The Client shall be solely responsible for making all management decisions and performing all management functions.

We are not being engaged to provide nor shall be responsible for providing legal advice/ services. We have no responsibility to update our conclusions / assumptions for events and circumstances occurring after the date of our deliverables;

We will be pleased to discuss and agree on the scope and fees for aforesaid events at appropriate time whenever it occurs through a separate engagement letter.

C. DELIVERABLES

During the course of our engagement, we will liaise with the Client from time to time for advice / assistance and compliances required to be made. Our deliverables will be in the form of advise on e-mail, note and review of documents provided by the Client including co-ordination with various Consultant/Intermediaries.

D. ENGAGEMENT MANAGEMENT

E.1 Timing and Validity

E.1.1 DHS will mobilize the Engagement team to commence work on the date of receipt of a copy of this Engagement Letter duly signed ('start date') and till December 2020

E.1.2 The time for completing the said engagement is dependent upon the availability of relevant documents, accurate and timely information and availability of personnel of the Client for ongoing information and interaction.

E.2 Engagement Team

The members of the Engagement team will be:

Team member	Designation
Hemal Mehta	Partner
Sameer Maniar	Director
Shabala Shinde	Director

The composition of the team may vary while carrying out the engagement.
A team of professionals, as considered necessary, will assist them to execute this Engagement

E.3 Fees and expenses

E.3.1 Fee quote for the professional services of any assignment is primarily a derivative of the time devoted. Our fee quotes are based on the seniority and experience of the persons servicing the Client and the estimated time that the assignment would involve. Based on our estimate of the time required and time proposed to be spent on this assignment will be approximately 625 Hours and our fees will be as follows:

Scope of Work	Amount in USD
Phase I - Advisory on holding/capital structure of New Co	75,000* (USD 125 per hour)
Phase II – Advisory on conceptualization of INVIT/REIT operating structure	
Phase III – Implementation Assistance	
Phase IV – Project Management Services	

*Note - In case the time spent exceeds 625 hours at any point during the Service Period, we will promptly notify the Company and post mutual agreement shall charge at an hourly rate of USD 125 per hour for any additional time spent.

Payment Schedule:

We would be sending a fortnightly/monthly time tracker for the time spent and service provided for your approval. Our billing cycle will be as per the following payment milestones:

Particulars	Amount in USD
On execution of the engagement	7,500
On conceptualization of INVIT/REIT structure	17,500
On conceptualization of holding/ capital structure of SPV(s) and submission of application to SEBI for Registration	25,000
On finalization of draft offer document	15,000
On filing of final offer document	10,000

*Note: The amounts identified above for milestone payments will be revised if the time spent exceeds 625 hours at any point during the Service Period, with the exception that until 625 hours Deloitte shall not bill additionally.

GST will be charged separately at applicable rates. DHS LLP undertakes to complete the necessary compliance including the timely issuance of invoice and/or other necessary document, uploading the relevant invoice and/or document details on the GSTN portal and making payments of GST to the government authority. The Client shall be responsible for GST compliance on its part as a service recipient including providing necessary GST details to DHS LLP, submission of returns and maintaining prescribed records as may be prescribed.

For the purpose of the above clause, GST means, as applicable, Central Goods and Service Tax (CGST), the State Goods and Service Tax (SGST), Union Territory Goods and Service Tax (UTGST), and Integrated Goods and Service Tax (IGST) as may be leviable for the Services rendered pursuant to this Engagement Letter.

In addition to fees, the Client will separately reimburse us for actual out-of-pocket expenses incurred in connection with the provision of services under this engagement such as travelling, flight tickets, hotel stay, conveyance and other related expenses. Should the out-of-pocket expenses exceed USD 10,000, we shall promptly inform you and seek your approval prior to incurring any additional expenses exceeding USD 10,000.

Our fees do not include fees payable to any statutory/regulatory authorities, lawyers, other consultants and advisers appointed by the Client which are to be borne by the Client directly.

In the event Client withdraws / discontinues the engagement at any stage for any reasons, the client would pay the fees for work performed.

F. CONCLUSION

We are keen to provide advisory services to Interups Inc. and would be delighted to work on this Engagement. We assure you that this Engagement will receive our closest attention.

We request you to sign and return a copy of this letter to us as your confirmation of the scope of work and the terms of the Contract.

In case you require any clarifications, please let us know.

Yours faithfully,

For **Deloitte Haskins & Sells LLP**
Chartered Accountants

Hemal Mehta
Partner
Membership No.: 100492

Accepted and agreed to by Interups Inc. on behalf of itself	
Signature:	Laxmi Prasad
Name:	Laxmi Prasad
Designation:	Chairman
Date:	12.31.2019

STANDARD TAX TERMS

1. Contract and Parties.

(a) The engagement letter and any appendices other than these Standard Tax Terms ("Engagement Letter") issued by Deloitte Haskins & Sells LLP ("DHS") and addressed to the Client and these Standard Tax Terms as well as each and every Work Order (as defined in the Engagement Letter) agreed by DHS and the Client in relation to any part of the Services (together the "Contract") constitute the whole agreement between the Client and DHS in relation to the services and work product (including Advice as defined below) described in the Contract to be provided by DHS (the "Services") and DHS's responsibilities for providing the Services. Capitalised terms not defined in these Standard Tax Terms shall have the meaning given to them in the Engagement Letter.

(b) This Contract is between the Client and DHS. For the purposes of this Contract:

"Advice" shall mean all advice, opinions, reports and other work product in any form (including Deliverables) provided by or on behalf of DHS and/or its Subcontractors as part of the Services.

"Affiliate" means, in relation to the Client, any company, partnership or other legal entity (other than a natural person) which from time to time directly or indirectly Controls, is Controlled by or is under the common Control with, the Client.

"Control" means the beneficial ownership by any person (other than a natural person) of more than fifty per cent (50%) of the issued voting share capital, or the legal power to direct or cause the direction of the general management, of the company, partnership or other legal entity, and cognate expressions shall be construed accordingly.

"Beneficiary" shall mean the Client and any Affiliates identified in the Contract to be Beneficiaries and references to the Client shall include the Beneficiaries unless the context requires otherwise but no Beneficiary (except the Client) and no other Affiliates shall be a party to the Contract.

"Client" shall mean the entity specified in the Engagement Letter.

"Client Group" shall mean the Client and its subsidiaries and/or Affiliates from time to time.

"Deliverables" means any and all tangible work outputs of the Services to be delivered by DHS as part of the Services, including written returns, reports, documents and other materials.

The Client represents and warrants that it has the power and authority to (i) execute this Contract and (ii) bind itself and the Beneficiaries.

(c) DHS may subcontract any Services under this Contract to any other Deloitte Entity and/or to any other third party (collectively "Subcontractor"). The Client's relationship is solely with DHS as the entity contracting to provide the Services. Each party is an independent contractor and neither party is, nor shall be considered to be, the other's agent, distributor, partner, fiduciary, joint venturer, co-owner or representative.

(d) DHS remains responsible to the Client for all of the Services performed or to be performed under the Contract, including Services performed by its Subcontractors. Accordingly, to the fullest extent possible under applicable law (i) none of the Deloitte Entities (except DHS) will have any liability to the Client, (ii) the Client will not bring any claim or proceedings of any nature (whether in contract, tort, breach of statutory duty or otherwise, and including, but not limited to, a claim for negligence) in any way in respect of or in connection with the Contract against any of the Deloitte Entities (except DHS), and (iii) the Client will also ensure that no other member of the Client Group which is not a party to the Contract brings any claim or proceedings of any nature (whether in contract, tort, breach of statutory duty or otherwise, and including, but not limited to, a claim for negligence) in any way in respect of or in connection with the Contract against any of the Deloitte Entities.

(e) "Deloitte Entities" means Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee ("DTTL"), its member firms and their respective subsidiaries and affiliates (including DHS), their predecessors, successors and assignees, and all partners, principals, members, owners, directors, employees, subcontractors (including the Subcontractors) and agents of all such entities. Neither DTTL nor, except as expressly provided herein, any member firm of DTTL has any liability for each other's acts or omissions. Each member firm of DTTL is a separate and independent legal entity operating under the names "Deloitte", "Deloitte & Touche", "Deloitte Touche Tohmatsu" or other related names; and services are provided by member firms or their subsidiaries or affiliates and not by DTTL.

2. Responsibilities of the Client and of DHS.

(a) Responsibilities of the Client

(i) The Client shall cooperate with DHS and its Subcontractors in connection with the performance of the Services, including, without limitation, providing DHS and its Subcontractors with reasonable facilities and timely access to data, information and personnel of the Client Group. The Client shall be responsible for the performance of its personnel and third parties retained by the Client, for the timeliness, accuracy and completeness of all data and information (including all financial information and statements) provided to DHS and its Subcontractors by or on behalf of the Client Group. DHS and its Subcontractors may use and rely on

information and data furnished by the Client or others without verification. With respect to the data and information provided by the Client to DHS or its Subcontractors for the performance of the Services, DHS is

entitled to assume that the Client has all rights required to provide such data and information. The performance of the Services is dependent upon the timely performance of the Client's responsibilities under the Contract and timely decisions and approvals of the Client in connection with the Services. DHS and its Subcontractors shall be entitled to rely on all decisions and approvals of the Client.

(ii) The Client shall be solely responsible for, among other things: (A) making all management decisions and performing all management functions, (B) designating one or more individuals who possess suitable skill, knowledge, and/or experience, preferably within senior management to oversee the Services, (C) evaluating the adequacy and results of the Services, (D) accepting responsibility for implementing the results of the Services, and (E) establishing and maintaining internal controls, including, without limitation, monitoring ongoing activities. The provisions in the preceding sentence are not intended to and do not alter, modify or change in any manner the duties and obligations of DHS as agreed to and set forth in this Contract.

(iii) Unless expressly agreed otherwise in writing, each item of Advice will be deemed accepted (and the Services or relevant part completed) when such Advice has been delivered in its final form and no material objection to the Advice or its content is notified by the Client to DHS in writing within 14 days of delivery or when first use of the Advice is made by or on behalf of the Client Group, whichever occurs first.

(b) Responsibilities of DHS

(i) The Services provided are not binding on tax or other governmental or regulatory authorities or the courts and do not constitute a representation, warranty or guarantee that the tax or other governmental or regulatory authorities or the courts will concur with any Advice. Any Services provided by or on behalf of DHS will be based upon the law, regulations, cases, rulings and other tax authority in effect at the time the specific Services are provided. Subsequent changes in or to the foregoing (for which DHS shall have no responsibility to advise the Client) may result in the Services provided by or on behalf of DHS being rendered invalid.

(ii) Except as specifically agreed to in writing, DHS shall not provide Advice regarding the financial accounting treatment of any transaction implemented from the Services and will not assume any responsibility for any financial reporting with respect to the Services. DHS shall have no responsibility to address any legal matters or questions of law, other than tax law in relation to the Services.

(iii) In formulating any Advice as part of the Services, DHS may discuss ideas with the Beneficiaries orally or show the Beneficiaries drafts of such Advice. To the extent that the content of drafts or oral Advice are expected to be finalised and confirmed to the Client in writing, such confirmed Advice shall supersede any previous drafts or oral Advice. DHS shall not be responsible if the Beneficiaries or others choose to rely on, act or refrain from acting on the basis of any drafts or oral Advice.

(iv) DHS will use its reasonable endeavours, acting in a commercially prudent manner, to carry out the Services in accordance with any timetable specified in the Contract. However, it is agreed that any dates specified in the Contract for the performance of any part of the Services, including delivery of any Advice, are estimated dates for planning purposes only. DHS will notify the Client promptly if it expects or encounters any significant delays which will materially affect achievement of any timetable for delivery of the Services.

3. Payment of Invoices. DHS's invoices are due and payable by the Client upon presentation. If payment of an invoice is not received within 30 days of the invoice date (the "Due Date"), DHS reserves the right to charge interest at the rate of one percent (1%) per month, simple interest. Without limiting its other rights or remedies, DHS shall have the right to suspend or terminate the Services entirely or in part if payment is not received by the Due Date. The Client shall be responsible for payment of all taxes, such as VAT, sales and use tax, gross receipts tax, withholding tax, and any similar tax, imposed on or in connection with the Services, other than DHS's income and property taxes. If any portion of an invoice is disputed, the Client shall notify DHS within 15 days of receipt of the disputed invoice and pay the undisputed portion of that invoice by the Due Date.

4. Term.

(a) The Contract or any Work Order may be terminated by either party at any time, without cause, by giving written notice to the other party not less than 30 days before the effective date of termination.

(b) Either party may terminate the Contract or any Work Order with cause, by giving 30 days' prior written notice to the other party provided that the breaching party shall have the right to cure the breach within the notice period.

(c) DHS may terminate the Contract, in whole or in part, with immediate effect upon written notice to the Client if DHS determines that the performance of any part of the Services is or becomes in conflict with law or independence or professional rules applicable to the Deloitte Entities in performance of the services.

(d) Upon termination of the Contract or any Work Order for any reason, the Client will compensate DHS in accordance with the terms of the Contract for the Services performed and expenses incurred up to the effective date of termination.

(e) Termination of any part of the Contract shall not (i) affect the remainder of the Contract or (ii) prejudice or affect any right of action or remedy which shall have accrued or shall accrue subsequently under the Contract to either party. These Standard Tax Terms shall continue to apply to any Work Order in force that has not itself been terminated in accordance with the provisions of Paragraphs 4(a), (b) or (c).

5. Ownership of Deloitte Property & Work Products.

(a) To the extent that any property (whether tangible or intangible) of any Deloitte Entity is used or developed in connection with the Contract, such property, including work papers, shall remain the property of the relevant Deloitte Entity. Subject to payment of all of DHS's fees due in connection with the Services and the Contract, each Beneficiary of the Advice shall obtain a non-exclusive, non-transferable licence to use any Advice for the purpose set out in the Contract (or in the Advice) and in compliance with the provisions of the Contract. DHS shall have ownership (including, without limitation, copyright and other intellectual property ownership) of the Advice and all rights to use and disclose its ideas, concepts, know-how, methods, techniques, processes and skills, and adaptations thereof in conducting its business, and the Client shall ensure that the Client Group does not assert or cause to be asserted against any Deloitte Entity any prohibition or restraint from so doing. Any intellectual property and other proprietary rights in the material and data provided by the Client for performing the Services shall remain the property of the Client.

(b) DHS and its Subcontractors, in connection with performing the Services, may develop or acquire general experience, skills, knowledge and ideas. Any Deloitte Entity may use and disclose such experience, skills, knowledge and ideas subject to the obligations of confidentiality set out in Paragraph 10.

(c) The Client and those other Beneficiaries identified by DHS as permitted users of any Deloitte Technologies shall also be entitled to have access to and use of those Deloitte Technologies supplied solely for the purposes of receiving the Services, and for no other purposes, in accordance with and subject to the provisions of the licences applicable to such Deloitte Technologies as notified by DHS and agreed by the Client (acting reasonably). As between the Client and DHS, and for the benefit of the respective Deloitte Entity owning the Deloitte Technologies, DHS and/or the respective Deloitte Entity will own and retain ownership of all intellectual property rights and other proprietary rights of any kind in the Deloitte Technologies that are used or developed in connection with the Contract.

(d) "Deloitte Technologies" means all know-how and software, system interfaces, templates, methodologies, ideas, concepts, techniques, tools, processes and technologies, including web-based technologies and algorithms owned by, licensed to or developed by any Deloitte Entity and used by DHS and its Subcontractors in performing the Services or its other obligations.

6. Limitations on Damages.

(a) DHS shall not be liable to the Client for any claims, liabilities, losses, damages, costs or expenses arising under or in connection with the Contract ("Claims") for an aggregate amount in excess of the fees paid under the Contract by the Client to DHS for that part of the Services giving rise to the Claim, except to the extent it is finally determined to have resulted primarily from the fraud of DHS, any Deloitte Entity or any Subcontractor retained for providing the Services.

(b) In no event shall any Deloitte Entity (including DHS and its Subcontractors) be liable whether in contract, tort or otherwise for any losses incurred as a result of loss of use, contracts, data, goodwill, revenues or profits (whether or not deemed to constitute direct Claims) or any consequential, special, indirect, incidental, punitive or exemplary loss, damage or expense arising under or in connection with the Contract.

(c) In circumstances where all or any portion of the provisions of this Paragraph 6 are finally determined to be unenforceable, the aggregate liability of DHS, any other Deloitte Entity (including Subcontractors) and their respective personnel for any Claim shall not exceed an amount which is proportional to the relative fault that their conduct bears to all other conduct giving rise to such Claim.

(d) DHS's responsibility for the Services is solely towards the Client and not towards any other members of the Client Group. If more than one member of the Client Group is identified in the Contract as entitled to rely on the Services, DHS's responsibility is solely towards the Beneficiaries for which the Services were provided.

(e) The liability cap in Paragraph 6(a) applies in aggregate to each and all Claims, which from time to time arise under or in connection with the Contract and the Services, whether such Claims are made at the same or different times or by one or more members of the Client Group and/or other persons. Where there is more than one Beneficiary of the Services, the limitations in Paragraph 6(a) on total liability of the Deloitte Entities shall be apportioned by the Beneficiaries amongst themselves. The Client shall procure that no Beneficiary shall dispute or challenge the validity, operation or enforceability of this Paragraph on the grounds that no such apportionment has been so agreed or that the agreed share of the limitation amount so apportioned to any Beneficiary is unreasonably low. The liability cap in Paragraph 6(a) also applies to any and all Claims against any other Deloitte Entities, including the Subcontractors, if and only to the extent that it is finally determined that any of them have any liability under or in connection with the Contract or the Services.

(f) If the liability exclusion for other Deloitte Entities provided in Paragraph 1(d) is for any reason not effective, then the limitations on liability provided for in this Paragraph 6 shall apply to the other Deloitte Entities (including Subcontractors) as if they were named therein.

(g) The provisions of Paragraph 6 shall not apply to any liability which by the governing law of the Contract it is unlawful to limit or exclude.

(h) The Client shall (i) notify each Beneficiary of the obligations and restrictions in the Contract, including the limitations and exclusions of liability and ensure each Beneficiary complies with the same, (ii) to the extent permitted by law ensure any action claim or proceeding by any Beneficiary in relation to the Contract or the Services is pursued by the Client against DHS on the Beneficiary's behalf, and (iii) indemnify the Deloitte Entities against the consequences of any failure by the Client or any other Beneficiary so to comply.

7. Limitation on Warranties.

(a) This is a services agreement.

(b) DHS warrants that it shall perform the Services with reasonable skill and reasonable care.

(c) The express warranties, representations and obligations of DHS in this Contract are made expressly in place of and to the exclusion (to the fullest extent permitted by law) of all other representations, warranties, terms and conditions, express or implied, statutory or otherwise, relating to anything supplied or to be supplied and services provided or to be provided by or on behalf of DHS under or in connection with this Contract and the Services including without limitation any implied terms as to performance, fitness for a particular purpose, satisfactory quality or otherwise relating to the Services or any part.

8. Force Majeure. Neither party shall be liable for any delays or non-performance resulting from circumstances or causes beyond its reasonable control, including, without limitation, acts or omissions or the failure to cooperate by the other party (including, without limitation, entities or individuals under its control, or any of their respective officers, directors, employees, other personnel and agents), fire or other casualty, act of God, epidemic, strike or labour dispute, war or other violence, or any law, order, or requirement of any governmental agency or authority.

9. Limitation on Actions. No action, regardless of form, relating to the Contract or the Services, may be brought by either party more than 2 years after the cause of action has accrued under applicable law, except that an action for non-payment of DHS's invoices by the Client may be brought at any time.

10. Confidentiality.

(a) To the extent that, in connection with the Contract, DHS comes into possession of any tax or other information related to the Services, trade secrets or other proprietary information relating to the Client Group which is either designated by the disclosing party as confidential or is by its nature clearly confidential ("Confidential Information"), DHS shall not disclose such Confidential Information to any third party without the Client's consent. The Client hereby consents to DHS disclosing such Confidential Information (i) to contractors providing administrative, infrastructure and other support services to DHS as well as to any Deloitte Entity (including any Subcontractors) and their respective personnel, in any case, whether located within or outside of India, provided that such contractors and Subcontractors adhere to confidentiality obligations similar to those in this Paragraph 10, (ii) to legal advisors, auditors and insurers, and (iii) as may be required by law, regulation, judicial or administrative process, or in accordance with applicable professional standards, or in connection with potential or actual mediation, arbitration or litigation. The obligation of confidentiality shall not apply to the extent such Confidential Information (A) is or becomes publicly available (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of the default of DHS, (B) becomes available to any Deloitte Entity on a non-confidential basis from a source other than the Client Group which DHS reasonably believes is not prohibited from disclosing such Confidential Information to DHS by an obligation of confidentiality to the Client Group, (C) is known by any Deloitte Entity prior to its receipt from the Client Group without any obligation of confidentiality, or (D) is developed by any Deloitte Entity independently of the Confidential Information disclosed by the Client Group. The obligations imposed by this clause 10(a) shall apply for a period of one (1) year from the date of the disclosure of such Confidential Information by the Client to DHS.

(b) The Client shall not disclose to any third party any Advice without the express written consent of DHS, except (i) disclosure may be made to the extent mandatory laws, applicable regulations, rules and professional obligations prohibit limitations on disclosure, (ii) if the Client or its affiliates have securities registered with the United States Securities and Exchange Commission and any Deloitte Entity is the auditor of the Client or any of its affiliates, in which case no restrictions or limitations are placed by DHS on the Client Group's disclosure of the tax treatment or tax structure associated with the tax Services or transactions described in the Contract and the Client acknowledges that none of its other advisers has imposed or will impose restrictions or limitations with such tax treatment or tax structure, (iii) to the extent the United States Internal Revenue Code and applicable Internal Revenue Service guidance relating to confidential tax shelters (or comparable law or guidance from other taxing authorities in other jurisdictions) apply, in which case there are no restrictions or limitations on the disclosure of the tax treatment or tax structure, (iv) to the extent legislation or regulations of any jurisdiction provide for the reporting to the tax authorities of certain tax arrangements or transactions, there shall be no restrictions or limitations on the disclosure of any such arrangements or transactions provided as part of the Advice, (v) the Client may disclose the Advice on a need to know basis to any Affiliate that are not Beneficiaries of the Advice for information purposes only, provided that the Client ensures and the recipient undertakes to keep such Advice confidential and not to bring any

claim of any kind against any Deloitte Entity in relation to the Advice or the Services, and (vi) on a need to know basis to statutory auditors of the Client Group in their capacity as such.

(c) The Client shall use the Advice, solely for the purposes specified in the Contract or Advice and, without limitation, shall not, without the prior written consent of DHS, use any Advice, in connection with any business decisions of any third party or for advertisement purposes. All Services are intended only for the benefit of the Beneficiaries identified in the Contract or Advice as being entitled to rely on the Advice. The mere receipt of any Advice (or any information derived therefrom) by any other persons is not intended to create any duty of care, professional relationship or any present or future liability of any kind between those persons and DHS.

11. Assignment. Neither party may assign or otherwise transfer the Contract without the prior express written consent of the other, except that DHS may assign any of its rights or obligations hereunder to any other Deloitte Entity and to any successor to its business. Neither party will directly or indirectly agree to assign or transfer to a third party any claim against the other party arising out of the Contract. Each Contract shall be binding on the parties and shall be binding and enure to the benefit of the permitted successors and the assigns of either party.

12. Indemnification. The Client shall indemnify and hold harmless DHS and any other Deloitte Entity from all third party Claims except to the extent finally determined to have resulted primarily from fraud of DHS, or any other Deloitte Entity. In circumstances where all or any portion of the provisions of this Paragraph are finally determined to be unavailable, the aggregate liability of DHS and all other Deloitte Entities (including their respective personnel) for any Claim shall not exceed an amount which is proportional to the relative fault that their conduct bears to all other conduct giving rise to such Claim.

13. Electronic Communications. The parties agree to communication of any information via email for both sensitive and non-sensitive documents and may agree to specific encryption methods in writing. Deloitte Entities may also communicate electronically with tax and other authorities.

14. Other Clients. Nothing in the Contract will prevent or restrict any Deloitte Entity, including DHS, from providing services to other clients (including services which are the same or similar to the Services) or using or sharing for any purpose any knowledge, experience or skills used in, gained or arising from performing the Services subject to the obligations of confidentiality set out in Paragraph 10 even if those other clients' interests are in competition with the Client Group.

15. Staff. DHS and the Client each agree not, directly or indirectly, to solicit, employ or engage any personnel of the other party who within 6 months of such action has been involved directly with the provision of the Services or otherwise directly connected with the Contract, except where an individual responds directly to a general recruitment campaign.

16. Destruction of Working Papers. DHS may retain copies of documents and files provided by the Client Group in connection with the Services for the purposes of compliance with professional standards and internal retention policies. Any documents and files retained by DHS on completion of the Services (including documents legally belonging to the Client Group) may routinely be destroyed in accordance with the Deloitte Entities' policies applying from time to time.

17. Marketing Material & Use of Name. Neither the Deloitte Entities nor the Client Group shall use the other's trademarks, service marks, logos, and/or branding in external publicity material without such other party's prior written consent. However any Deloitte Entity may refer to the names of the Client Group and the performance of the Services in (i) marketing and publicity materials, as an indication of its experience, and (ii) its internal data systems.

18. Spreadsheets, Models and Tools. In the course of providing the Services, DHS may make reference to spreadsheets, models or tools (together "Models") that the Client provides to DHS or requests DHS to rely upon ("Client Models") or that DHS otherwise uses in connection with the Services ("Deloitte Models"). All Models have limitations and may not produce valid results for all possible combinations of input data with the result that actual and potential errors are not detected. Unless otherwise expressly agreed in the Contract (i) DHS will not be responsible for reviewing, testing or detecting any errors in any Client Models, (ii) no DHS Model will be provided or treated as Advice, and (iii) where DHS provides any Deloitte Model by way of explanation or illustration of any Advice, DHS makes no representation, warranty or undertaking (express or implied) of any kind about the accuracy, suitability or adequacy of any such Deloitte Model for the Client's own needs.

19. Data Protection.

(a) Each party shall comply with its respective obligations under the applicable data protection laws to the extent that, in connection with the Contract and the Services, a party stores, processes and transfers any personal data to which data protection laws apply ("Personal Data"). In relation to any Client Group or third party Personal Data which is processed by DHS as part of the Services, DHS as data processor will process such Personal Data only (i) in accordance with the lawful and reasonable instructions of the Client, and (ii) in compliance with legally required security obligations applicable to a data processor.

(b) The Client confirms that it has obtained all legally required authorizations to transfer any Personal Data to DHS and its Subcontractors including across borders.

20. Anti-corruption. DHS understands that the Client may be subject to laws that prohibit bribery and/or providing anything of value to government officials with the intent to influence that person's actions in respect of the Client. DHS may be subject to similar laws and codes of professional conduct and has its own internal policies and procedures which prohibit illegal or unethical behaviours. In providing the Services, DHS undertakes not to offer, promise or give financial or other advantage to another person with the intention of inducing a person to perform improperly or to reward improper behaviour for the benefit of the Client, in each case, in violation of applicable law.

21. Counterparts and Language. The Contract may be signed in any number of counterparts (whether such counterparts are original or in the form of a pdf attachment to an email). Each signed counterpart shall be deemed to be an original thereof, but all the counterparts shall together constitute one and the same instrument. Where there are versions of the Contract in the English language and another language, in the event of any discrepancies between versions, the English language version shall prevail.

22. Survival and Interpretation and Third-Party Beneficiary.

(a) Any provisions of the Contract which either expressly or by their nature extend beyond the expiration or termination of the Contract shall survive such expiration or termination.

(b) If any provision of the Contract is found by a court of competent jurisdiction or other competent authorities to be unenforceable, in whole or in part, such provision or the affected part shall not affect the other provisions but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein. Each of the provisions of the Contract or any Work Order shall apply to the fullest extent of the law, whether in contract, statute, tort (including without limitation negligence), or otherwise, notwithstanding the failure of the essential purpose of any remedy.

(c) Deloitte Entities are intended third-party beneficiaries of the Contract. Each such Deloitte Entity may in its own right enforce such terms, agreements and undertakings.

23. Entire Agreement, Modification and Effectiveness. Nothing discussed prior to execution of the Contract induced, nor forms part of, the Contract except to the extent repeated in the Contract. The Contract supersedes any previous agreement, understanding or communication, written or oral, relating to its subject matter. No variation to the Contract shall be effective unless it is documented in writing and signed by authorised representatives of both parties, provided, however, that the scope of the Services may be changed by agreement of the parties in writing, including by email. If DHS has already started work (e.g., by gathering information, project planning or giving initial advice) at the request of the Client then the Client agrees that the Contract is effective from the start of such work.

24. Governing Law and Submission to Jurisdiction. This Contract, and all matters relating to it, (including non-contractual obligations) shall be governed by, and construed in accordance with, the laws of India (without giving effect to the choice of law principles thereof). Any action or proceeding arising out of or relating to this Contract or the Services shall be brought and maintained exclusively in the Courts of India. Subject to Paragraph 25, the parties hereby expressly and irrevocably (i) submit to the exclusive jurisdiction of such courts for the purposes of any such action or proceeding and (ii) waive, to the fullest extent permitted by law, any defense of inconvenient forum to the venue and maintenance of such action in any such courts. Nothing in this Paragraph will prevent either party, at any time before or after the dispute resolution procedures are invoked, from commencing legal proceedings to protect any intellectual property rights, trade secrets or confidential information or to preserve any legal right or remedy.

25. Dispute Resolution. The parties agree to attempt in good faith to resolve any dispute or claim arising out of or in connection with the Contract promptly through negotiations between senior management. If the matter is not resolved through negotiation, then either party may request that a good faith attempt is made to resolve the dispute or claim by participating in an Alternative Dispute Resolution ("ADR") procedure. If the dispute or claim has not been resolved within 60 days of a request being made for reference to ADR, then legal proceedings may be commenced in respect of the matter. Nothing in this Paragraph prevents either party, at any time before or after the dispute resolution procedures are invoked, from commencing legal proceedings to protect any intellectual property rights, trade secrets or confidential information or to preserve any legal right or remedy.

26. Disclosure Laws. DHS and/or other Deloitte Entities may be obliged to notify relevant authorities of certain types of arrangements and of proposals to implement such arrangements. The decision to make such a notification, its timing and content, is a matter that the Deloitte Entity reserves entirely to its sole discretion. The Deloitte Entity may also be obliged to notify those authorities of the participants in those arrangements. [The Client]/ [The Beneficiaries] may also have obligations under the same legislation to give notification of such arrangements. Where there are other current or future laws or regulations in any jurisdiction that require disclosure relevant to the Services, the Deloitte Entity will also comply with those disclosure requirements. For the avoidance of doubt, nothing in this Contract restricts [the Client]/ [the Beneficiaries] from disclosing any Deliverables or other Advice to any relevant taxation authority.